CARMAX REPORTS SECOND QUARTER FISCAL 2024 RESULTS

Richmond, Va., September 28, 2023 – CarMax, Inc. (NYSE:KMX) today reported results for the second quarter ended August 31, 2023.

Highlights:

•Net revenues were $7.1 billion, down 13.1% compared with the prior year second quarter.

•Retail used unit sales decreased 7.4% and comparable store used unit sales declined 9.0% from the prior year’s second quarter; wholesale units declined 11.2% from the prior year’s second quarter.

•Delivered strong margins in retail and wholesale; gross profit per retail used unit of $2,251, similar to last year’s second quarter, and gross profit per wholesale unit of $963, an increase of $82 per unit despite steep market depreciation.

•SG&A of $585.7 million decreased 12.1% or $80.3 million from last year’s second quarter, driven primarily by continued cost management efforts.

•Bought 292,000 vehicles from consumers and dealers, down 14.9% versus last year’s second quarter as volume was impacted by steep market depreciation.

•CarMax Auto Finance (CAF) income of $135.0 million, down 26.2% from the prior year second quarter due to compression in the net interest margin percentage and a higher provision for loan losses, partially offset by an increase in average managed receivables. CAF’s total interest margin percentage was 6.1%, in line with this year’s first quarter.

•Net earnings per diluted share of $0.75 versus $0.79 a year ago.

•Intend to resume share repurchases in the third quarter of this year.

-more-

CarMax, Inc.

CEO Commentary:

“We continue to drive sequential improvements in our business despite persistent widespread pressures across the used car industry. Through deliberate steps we are taking to control what we can, we delivered strong retail and wholesale gross profit per unit, reduced SG&A, and stabilized CAF’s net interest margin,” said Bill Nash, president and chief executive officer. “We celebrate our 30th anniversary this month, a testimony to the enduring strength of our brand. CarMax revolutionized the used car industry by offering integrity, honesty and transparency in every interaction. Looking ahead, we are once again revolutionizing the industry with a uniquely personalized car-buying experience that will further differentiate us in the used market and positions us to deliver additional growth.”

Second Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 342,662, a decrease of 9.0% from the prior year’s second quarter. Online retail sales(1) accounted for 14% of retail unit sales, compared with 11% in the second quarter of last year. Revenue from online transactions(2), including retail and wholesale unit sales, was $2.2 billion, or approximately 31% of net revenues, up from 30% in last year’s second quarter.

Total retail used vehicle unit sales declined 7.4% to 200,825 compared to the prior year’s second quarter. Comparable store used unit sales declined 9.0% from the prior year’s second quarter, a sequential improvement from the year-over-year declines in the second half of last year and this year’s first quarter. We believe vehicle affordability challenges continued to impact our second quarter unit sales performance, as headwinds remained due to widespread inflationary pressures, higher interest rates, tightened lending standards and prolonged low consumer confidence. Total retail used vehicle revenues decreased 11.0% compared with the prior year’s second quarter, driven by the decrease in retail used units sold as well as a decrease in average retail selling price, which declined approximately $1,200 per unit, or 4.0%.

Total wholesale vehicle unit sales decreased 11.2% to 141,837 versus the prior year’s second quarter, a sequential improvement from the year-over-year declines in the second half of last year and this year’s first quarter. Total wholesale revenues decreased 21.8% compared with the prior year’s second quarter due to a decrease in the average wholesale selling price of approximately $1,300 per unit or 12.3% and the decrease in wholesale units sold.

We bought 292,000 vehicles from consumers and dealers, down 14.9% versus last year’s second quarter as volume was impacted by steep market depreciation. Of these vehicles, 273,000 were bought from consumers and 19,000 were bought through dealers, a decrease of 15.5% and 5.3%, respectively, from last year’s results.

Other sales and revenues declined by 5.7% compared with the second quarter of fiscal 2023, representing a decrease of $9.7 million. The decrease was primarily driven by an $8.1 million decline in extended protection plan (EPP) revenues reflecting the effect of the decline in retail unit sales.

Gross Profit. Total gross profit was $696.8 million, down 5.5% versus last year’s second quarter. Retail used vehicle gross profit declined 8.7%, primarily reflecting the decline in retail unit sales. Retail gross profit per used unit was $2,251, in line with last year’s second quarter.

Wholesale vehicle gross profit decreased 2.9% versus the prior year’s quarter, reflecting lower wholesale unit volume. Gross profit per unit was $963, an increase of $82 per unit versus last year’s second quarter, despite steep market depreciation.

Other gross profit increased 6.4% largely reflecting a $19.6 million year-over-year improvement in service gross profit driven by the efficiency and cost coverage measures that we have put in place. Partially offsetting the service improvement was a decline in EPP profit, as discussed above.

-more-

CarMax, Inc.

SG&A. Compared with the second quarter of fiscal 2023, SG&A expenses decreased 12.1% to $585.7 million. This reduction reflects the continuation of our cost and efficiency efforts that we implemented a year ago. This quarter delivered strong decreases in costs related to staffing, non-CAF uncollectible receivables, advertising, and our level of spend for our technology platforms and strategic initiatives. The change in SG&A was also impacted to a lesser degree by favorable timing in our advertising and technology spend that will impact the back half of this year. Partially offsetting these items was an increase in stock-based compensation expense. SG&A as a percent of gross profit decreased to 84.1% in the second quarter compared to 90.4% in the prior year’s second quarter.

CarMax Auto Finance.(3) CAF income decreased 26.2% to $135.0 million, driven by the decline in CAF’s net interest margin percentage and a $14.3 million year-over-year increase in the provision for loan losses, which outweighed the growth in CAF’s average managed receivables. This quarter’s provision was $89.8 million compared to $75.5 million in the prior year’s second quarter.

As of August 31, 2023, the allowance for loan losses was 3.08% of ending managed receivables, down from 3.11% as of May 31, 2023. The decrease in the allowance percentage primarily reflected the effect of the previously disclosed tightening of CAF’s underwriting standards, partially offset by CAF’s modest additional investment in the Tier 2 business and unfavorable performance within the existing portfolio.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.1% of average managed receivables, consistent with this year’s first quarter but down from 7.3% in the prior year’s second quarter, as increases in our customer rates were more than offset by the rising cost of funds. After the effect of 3-day payoffs, CAF financed 42.8% of units sold in the current quarter, up from 41.2% in the prior year’s second quarter. CAF’s weighted average contract rate was 11.1% in the quarter, up from 9.4% in the second quarter last year.

Share Repurchase Activity. During the second quarter of fiscal 2024, we did not repurchase any shares of common stock pursuant to our share repurchase program. As of August 31, 2023, we had $2.45 billion remaining available for repurchase under the outstanding authorization. While we paused the repurchase of our common stock during the third quarter of fiscal 2023, we intend to resume share repurchases in the third quarter of this year.

(1)    An online retail unit sale is defined as a sale where the customer completes all four of these major transactional activities remotely: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating a remote sales order.
(2)    Revenue from online transactions is defined as revenue from retail sales that qualify for an online retail sale, as well as any EPP and third-party finance contribution, wholesale sales where the winning bid was an online bid, and all revenue earned by Edmunds.
(3)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
-more-

CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle sales	$5,591.1	$6,284.1	(11.0)%	$11,592.6	$13,298.6	(12.8)%
Wholesale vehicle sales	1,322.0	1,690.3	(21.8)%	2,836.3	3,806.8	(25.5)%
Other sales and revenues:
Extended protection plan revenues	101.7	109.8	(7.3)%	212.9	226.3	(5.9)%
Third-party finance (fees)/income, net	(1.5)	2.7	(154.4)%	(1.2)	6.1	(118.9)%
Advertising & subscription revenues (1)	33.5	34.3	(2.3)%	64.9	68.7	(5.5)%
Other	27.0	23.6	14.2%	55.3	49.9	10.7%
Total other sales and revenues	160.7	170.4	(5.7)%	331.9	351.0	(5.4)%
Total net sales and operating revenues	$7,073.8	$8,144.8	(13.1)%	$14,760.9	$17,456.4	(15.4)%

(1)    Excludes intersegment revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended August 31			Six Months Ended August 31
	2023	2022	Change	2023	2022	Change
Used vehicles	200,825	216,939	(7.4)%	418,749	457,889	(8.5)%
Wholesale vehicles	141,837	159,677	(11.2)%	302,885	345,984	(12.5)%

Average Selling Prices

	Three Months Ended August 31			Six Months Ended August 31
	2023	2022	Change	2023	2022	Change
Used vehicles	$27,500	$28,657	(4.0)%	$27,374	$28,755	(4.8)%
Wholesale vehicles	$8,923	$10,179	(12.3)%	$8,977	$10,619	(15.5)%

Vehicle Sales Changes

	Three Months Ended August 31		Six Months Ended August 31
	2023	2022	2023	2022
Used vehicle units	(7.4)%	(6.4)%	(8.5)%	(8.9)%
Used vehicle revenues	(11.0)%	2.9%	(12.8)%	8.5%

Wholesale vehicle units	(11.2)%	(15.1)%	(12.5)%	(6.4)%
Wholesale vehicle revenues	(21.8)%	(0.7)%	(25.5)%	23.8%

-more-

CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended August 31		Six Months Ended August 31
	2023	2022	2023	2022
Used vehicle units	(9.0)%	(8.3)%	(10.3)%	(10.6)%
Used vehicle revenues	(12.5)%	0.4%	(14.4)%	6.0%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended August 31		Six Months Ended August 31
	2023	2022	2023	2022
CAF (2)	46.4%	44.8%	45.9%	44.0%
Tier 2 (3)	18.1%	21.6%	19.3%	23.5%
Tier 3 (4)	6.4%	6.0%	6.6%	6.6%
Other (5)	29.1%	27.6%	28.2%	25.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)     Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent less than 2% of total used units sold.
(3)     Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)     Third-party finance providers to whom we pay a fee.
(5)     Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Net sales and operating revenues	$7,073.8	100.0	$8,144.8	100.0	$14,760.9	100.0	$17,456.4	100.0
Gross profit	$696.8	9.8	$737.1	9.1	$1,514.2	10.3	$1,612.5	9.2
CarMax Auto Finance income	$135.0	1.9	$182.9	2.2	$272.3	1.8	$387.3	2.2
Selling, general, and administrative expenses	$585.7	8.3	$666.0	8.2	$1,145.5	7.8	$1,322.8	7.6
Interest expense	$31.6	0.4	$32.7	0.4	$62.1	0.4	$61.5	0.4
Earnings before income taxes	$158.3	2.2	$167.6	2.1	$465.5	3.2	$504.2	2.9
Net earnings	$118.6	1.7	$125.9	1.5	$346.9	2.4	$378.2	2.2

(1)Calculated as a percentage of net sales and operating revenues.

-more-

CarMax, Inc.

Gross Profit (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2023	2022	Change	2023	2022	Change
Used vehicle gross profit	$452.1	$495.0	(8.7)%	$966.7	$1,058.5	(8.7)%
Wholesale vehicle gross profit	136.6	140.7	(2.9)%	304.4	332.3	(8.4)%
Other gross profit	108.1	101.4	6.4%	243.1	221.7	9.6%
Total	$696.8	$737.1	(5.5)%	$1,514.2	$1,612.5	(6.1)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended August 31				Six Months Ended August 31
	2023		2022		2023		2022
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,251	8.1	$2,282	7.9	$2,309	8.3	$2,312	8.0
Wholesale vehicle gross profit per unit	$963	10.3	$881	8.3	$1,005	10.7	$961	8.7
Other gross profit per unit	$538	67.2	$468	59.6	$580	73.2	$484	63.2

(1)    Amounts are net of intercompany eliminations. Those eliminations had the effect of increasing used vehicle gross profit per unit and wholesale vehicle gross profit per unit and decreasing other gross profit per unit by immaterial amounts.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended August 31			Six Months Ended August 31
(In millions)	2023	2022	Change	2023	2022	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$305.7	$333.8	(8.4)%	$636.4	$679.0	(6.3)%
Share-based compensation expense	31.3	24.5	27.5%	66.6	46.8	42.4%
Total compensation and benefits (2)	$337.0	$358.3	(5.9)%	$703.0	$725.8	(3.1)%
Occupancy costs	67.8	68.8	(1.6)%	133.9	134.7	(0.6)%
Advertising expense	66.3	82.9	(20.0)%	138.2	171.8	(19.5)%
Other overhead costs (3)	114.6	156.0	(26.6)%	170.4	290.5	(41.4)%
Total SG&A expenses	$585.7	$666.0	(12.1)%	$1,145.5	$1,322.8	(13.4)%
SG&A as a % of gross profit	84.1%	90.4%	(6.3)%	75.7%	82.0%	(6.3)%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, preopening and relocation costs, insurance, charitable contributions, travel and other administrative expenses.

-more-

CarMax, Inc.

Components of CAF Income and Other CAF Information

	Three Months Ended August 31				Six Months Ended August 31
(In millions)	2023	% (1)	2022	% (1)	2023	% (1)	2022	% (1)
Interest margin:
Interest and fee income	$416.9	9.6	$357.2	8.8	$817.4	9.5	$703.9	8.8
Interest expense	(152.0)	(3.5)	(62.5)	(1.5)	(294.6)	(3.4)	(111.3)	(1.4)
Total interest margin	264.9	6.1	294.7	7.3	522.8	6.1	592.6	7.4
Provision for loan losses	(89.8)	(2.1)	(75.5)	(1.9)	(170.7)	(2.0)	(133.3)	(1.7)
Total interest margin after provision for loan losses	175.1	4.0	219.2	5.4	352.1	4.1	459.3	5.7
Total direct expenses	(40.2)	(0.9)	(36.3)	(0.9)	(79.8)	(0.9)	(71.9)	(0.9)
CarMax Auto Finance income	$135.0	3.1	$182.9	4.5	$272.3	3.2	$387.3	4.8

Total average managed receivables	$17,315.6		$16,176.2		$17,159.5		$15,996.6
Net loans originated	$2,197.2		$2,334.0		$4,537.6		$4,780.8
Net penetration rate	42.8%		41.2%		42.8%		40.2%
Weighted average contract rate	11.1%		9.4%		11.1%		9.2%

Ending allowance for loan losses	$538.0		$477.5		$538.0		$477.5

Warehouse facility information:
Ending funded receivables	$4,419.6		$2,997.9		$4,419.6		$2,997.9
Ending unused capacity	$1,180.4		$2,402.1		$1,180.4		$2,402.1

(1)Annualized percentage of total average managed receivables.

Earnings Highlights

	Three Months Ended August 31			Six Months Ended August 31
(In millions except per share data)	2023	2022	Change	2023	2022	Change
Net earnings	$118.6	$125.9	(5.8)%	$346.9	$378.2	(8.3)%
Diluted weighted average shares outstanding	159.2	160.2	(0.6)%	158.9	161.0	(1.3)%
Net earnings per diluted share	$0.75	$0.79	(5.1)%	$2.18	$2.35	(7.2)%

-more-

CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, September 28, 2023. Domestic investors may access the call at 1-800-274-8461 (international callers dial 1-203-518-9814). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com.

A replay of the webcast will be available on the company’s website at investors.carmax.com through December 20, 2023, or via telephone (for approximately one week) by dialing 1-800-677-7085 (or 1-402-220-0665 for international access) and entering the conference ID 3171396.

Third Quarter Fiscal 2024 Earnings Release Date

We currently plan to release results for the third quarter ending November 30, 2023, on Thursday, December 21, 2023, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early December 2023.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year ended February 28, 2023, CarMax sold approximately 810,000 used vehicles and 590,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated nearly $9 billion in receivables during fiscal 2023, adding to its nearly $17 billion portfolio. CarMax has over 240 stores, more than 30,000 associates, and is proud to have been recognized for 19 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to making a positive impact on people, communities and the environment. Learn more in the 2023 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding expected operating capacity, sales, inventory, market share, financial targets, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “positioned,” “predict,” “should,” “target,” “will” and other similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
-more-

CarMax, Inc.

•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including inflationary pressures, climbing interest rates and the potential impact of Russia’s invasion of Ukraine.
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel initiatives and strategic investments.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans receivable than anticipated.
•The failure or inability to realize the benefits associated with our strategic transactions.
•The effect and consequences of the Coronavirus public health crisis on matters including U.S. and local economies; our business operations and continuity; the availability of corporate and consumer financing; the health and productivity of our associates; the ability of third-party providers to continue uninterrupted service; and the regulatory environment in which we operate.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers, and manufacturer recalls.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

-more-

CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Assistant Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended August 31				Six Months Ended August 31
(In thousands except per share data)	2023	%(1)	2022	%(1)	2023	%(1)	2022	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$5,591,143	79.0	$6,284,085	77.2	$11,592,614	78.5	$13,298,575	76.2
Wholesale vehicle sales	1,321,975	18.7	1,690,326	20.8	2,836,338	19.2	3,806,843	21.8
Other sales and revenues	160,718	2.3	170,392	2.1	331,947	2.2	351,006	2.0
NET SALES AND OPERATING REVENUES	7,073,836	100.0	8,144,803	100.0	14,760,899	100.0	17,456,424	100.0
COST OF SALES:
Used vehicle cost of sales	5,139,034	72.6	5,789,098	71.1	10,625,880	72.0	12,240,108	70.1
Wholesale vehicle cost of sales	1,185,359	16.8	1,549,669	19.0	2,531,897	17.2	3,474,519	19.9
Other cost of sales	52,678	0.7	68,891	0.8	88,967	0.6	129,261	0.7
TOTAL COST OF SALES	6,377,071	90.2	7,407,658	90.9	13,246,744	89.7	15,843,888	90.8
GROSS PROFIT	696,765	9.8	737,145	9.1	1,514,155	10.3	1,612,536	9.2
CARMAX AUTO FINANCE INCOME	134,987	1.9	182,869	2.2	272,345	1.8	387,342	2.2
Selling, general, and administrative expenses	585,694	8.3	666,041	8.2	1,145,531	7.8	1,322,781	7.6
Depreciation and amortization	58,817	0.8	57,692	0.7	117,236	0.8	113,340	0.6
Interest expense	31,585	0.4	32,745	0.4	62,051	0.4	61,520	0.4
Other income	(2,630)	—	(4,039)	—	(3,844)	—	(1,940)	—
Earnings before income taxes	158,286	2.2	167,575	2.1	465,526	3.2	504,177	2.9
Income tax provision	39,651	0.6	41,670	0.5	118,593	0.8	126,007	0.7
NET EARNINGS	$118,635	1.7	$125,905	1.5	$346,933	2.4	$378,170	2.2
WEIGHTED AVERAGE COMMON SHARES:
Basic	158,479		158,801		158,298		159,556
Diluted	159,238		160,218		158,900		161,015
NET EARNINGS PER SHARE:
Basic	$0.75		$0.79		$2.19		$2.37
Diluted	$0.75		$0.79		$2.18		$2.35

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	August 31	February 28	August 31
(In thousands except share data)	2023	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$521,098	$314,758	$56,772
Restricted cash from collections on auto loans receivable	534,792	470,889	533,253
Accounts receivable, net	271,874	298,783	402,452
Inventory	3,839,286	3,726,142	4,671,685
Other current assets	219,321	230,795	208,297
TOTAL CURRENT ASSETS	5,386,371	5,041,367	5,872,459
Auto loans receivable, net	16,999,750	16,341,791	15,961,213
Property and equipment, net	3,538,683	3,430,914	3,312,605
Deferred income taxes	111,919	80,740	93,057
Operating lease assets	540,718	545,677	530,285
Goodwill	141,258	141,258	141,258
Other assets	581,462	600,989	559,666
TOTAL ASSETS	$27,300,161	$26,182,736	$26,470,543

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$932,068	$826,592	$928,749
Accrued expenses and other current liabilities	513,137	478,964	482,361
Accrued income taxes	103	—	—
Current portion of operating lease liabilities	55,441	53,287	48,783
Current portion of long-term debt	312,230	111,859	112,504
Current portion of non-recourse notes payable	507,409	467,609	559,792
TOTAL CURRENT LIABILITIES	2,320,388	1,938,311	2,132,189
Long-term debt, excluding current portion	1,608,724	1,909,361	2,511,417
Non-recourse notes payable, excluding current portion	16,475,698	15,865,776	15,534,801
Operating lease liabilities, excluding current portion	516,839	523,828	512,542
Other liabilities	372,853	332,383	365,367
TOTAL LIABILITIES	21,294,502	20,569,659	21,056,316

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 158,655,733 and 158,079,033 shares issued and outstanding as of August 31, 2023 and February 28, 2023, respectively	79,328	79,040	79,022
Capital in excess of par value	1,777,707	1,713,074	1,684,408
Accumulated other comprehensive income	78,597	97,869	31,999
Retained earnings	4,070,027	3,723,094	3,618,798
TOTAL SHAREHOLDERS’ EQUITY	6,005,659	5,613,077	5,414,227
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$27,300,161	$26,182,736	$26,470,543

-more-

CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended August 31
(In thousands)	2023	2022
OPERATING ACTIVITIES:
Net earnings	$346,933	$378,170
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	126,971	137,903
Share-based compensation expense	69,445	47,010
Provision for loan losses	170,672	133,343
Provision for cancellation reserves	45,199	59,208
Deferred income tax (benefit) provision	(24,845)	800
Other	3,868	9,713
Net decrease (increase) in:
Accounts receivable, net	26,909	158,532
Inventory	(113,144)	452,884
Other current assets	33,431	79,188
Auto loans receivable, net	(828,631)	(804,855)
Other assets	(6,668)	(31,703)
Net increase (decrease) in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	132,566	(74,986)
Other liabilities	(43,826)	(65,618)
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(61,120)	479,589
INVESTING ACTIVITIES:
Capital expenditures	(210,167)	(204,463)
Proceeds from disposal of property and equipment	1,247	84
Purchases of investments	(3,236)	(5,428)
Sales and returns of investments	405	2,492
NET CASH USED IN INVESTING ACTIVITIES	(211,751)	(207,315)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	134,600	2,412,900
Payments on long-term debt	(240,093)	(3,057,565)
Cash paid for debt issuance costs	(10,650)	(10,240)
Payments on finance lease obligations	(7,810)	(9,883)
Issuances of non-recourse notes payable	6,179,929	8,230,501
Payments on non-recourse notes payable	(5,532,403)	(7,576,056)
Repurchase and retirement of common stock	(4,143)	(325,168)
Equity issuances	27,534	13,282
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	546,964	(322,229)
Increase (decrease) in cash, cash equivalents, and restricted cash	274,093	(49,955)
Cash, cash equivalents, and restricted cash at beginning of year	951,004	803,618
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF PERIOD	$1,225,097	$753,663

# # #